Exhibit 99.4

SILVER HILL ENERGY PARTNERS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(UNAUDITED)

	2016	2015
Crude oil, natural gas, and natural gas liquids	19,773,221	4,830,967
Unrealized loss on derivatives	(3,634,015)	—
Realized gain on derivatives	722,502	—

Total Revenue	16,861,708	4,830,967

Lease Operating Expenses	6,299,012	2,009,834
Impairment of Oil and Gas Properties	2,345,332	2,190,613
Depletion, depreciation and amortization	6,732,641	3,393,094
Severance Taxes	820,016	214,564
Exploration Costs	557,224	12,263
General & Administrative Expenses	1,504,896	1,946,446

Total Operating Expenses	18,259,121	9,766,814

Operating Loss	(1,397,413)	(4,935,847)

Interest (Expense)/Income, Net	(431,154)	917

Equity earnings in Midstream Joint Venture	230,870	(139,791)

Net Loss	(1,597,697)	(5,074,721)

See accompanying notes to these consolidated financial statements.

SILVER HILL ENERGY PARTNERS, LLC

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2016 AND DECEMBER 31, 2015

(UNAUDITED)

	2016	2015
Current Assets
Cash and Cash equivalents	5,516,073	6,759,711
Accounts Receivable	6,000,364	1,752,901
Derivative Asset	—	1,462,503
Prepaid and other assets	192,439	85,785

Total Current Assets	11,708,896	10,060,900
Oil and Gas Properties, Net (successful efforts)	164,269,366	122,553,386
Investment in Midstream Joint Venture	54,641,929	36,911,059
Derivatives	—	1,056,325
Other Assets	419,994	231,522

Total Assets	231,040,185	170,813,192

Liabilities & Members’ Capital
Current Liabilities
Accounts Payable	12,794,670	10,684,470
Accrued Liabilities	67,466	189,542
Deferred Tax Liability	189,514	189,514
Derivative Liability	845,002	—

Total Current Liabilities	13,896,652	11,063,526
Long-Term Liabilities
Long-term Debt	39,000,000	25,000,000
Asset Retirement Obligation	1,273,612	1,052,235
Derivatives	270,184	—

Total Liabilities	54,440,448	37,115,761

Commitments and Contingencies (Note 5)

Members’ Capital	176,599,737	133,697,431

Total Liabilities & Members’ Capital	231,040,185	170,813,192

See accompanying notes to these consolidated financial statements.

SILVER HILL ENERGY PARTNERS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(UNAUDITED)

	2016	2015
Cash flows from operating activities
Net loss	(1,597,697)	(5,074,721)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depletion, depreciation and amortization	6,732,641	3,393,094
Impairment of oil and gas properties	2,345,332	2,190,613
Exploration Costs	557,224	12,263
Unrealized loss on derivatives	3,634,015	—
Equity earnings loss in Midstream Joint Venture	(230,870)	139,791
Amortization of debt issuance costs	22,777	—
Changes in:
Accounts receivable	(4,247,484)	(2,289,950)
Prepaid and other assets	(206,440)	(405,942)
Accounts payable	2,615,988	1,007,219
Accrued Liabilities	(122,076)	(11,424)

Net cash (used in) provided by operating activities	9,503,410	(1,039,057)

Cash flows from investing activities
Additions to oil and gas properties	(51,611,929)	(18,985,662)
Investment in Midstream Joint Venture	(17,500,000)	(8,885,243)

Net cash used in investing activities	(69,111,929)	(27,870,905)

Cash flows from financing activities
Contributions from members	44,500,003	33,550,000
Borrowings	14,000,000	—
Deferred financing costs	(135,122)	—

Net cash provided by financing activities	58,364,881	33,550,000

Net (decrease) increase in cash and cash equivalents	(1,243,638)	4,640,038

Cash and cash equivalents, beginning of period	6,759,711	415,808

Cash and cash equivalents, end of period	5,516,073	5,055,846

Supplemental Non-Cash Disclosure
Accounts payable related to capital expenditures	9,337,027	2,092,303

Additional liabilities incurred for asset retirement obligations	221,377	10,992

See accompanying notes to these consolidated financial statements.

SILVER HILL ENERGY PARTNERS, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ CAPITAL

FOR THE SIX MONTHS ENDED JUNE 30, 2016

(UNAUDITED)

Balance - December 31, 2015	$133,697,431

Contributions	44,500,003
Net Loss	(1,597,697)

Balance - June 30, 2016	$176,599,737

See accompanying notes to these consolidated financial statements.

SILVER HILL ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2016 AND FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(UNAUDITED)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Silver Hill Energy Partners, LLC (the “Company”), a Delaware limited liability corporation, was formed on August 23, 2012. The Company’s activities have been primarily the evaluation and acquisition of various unproved leasehold interests and certain producing properties. The Company is engaged primarily in the acquisition, exploration, development and operation of oil and gas properties. Currently, the Company’s properties are in West Texas.

These financial statements include only those assets, liabilities, revenues and expenses that relate to the business of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America. The statements do not include any assets, liabilities, revenues or expenses attributable to the members’ individual activities. The unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

The Company is a limited liability company (“LLC”). As an LLC, the amount of loss at risk for each individual member is limited to the amount of capital contributed to the LLC and, unless otherwise noted, the individual member’s liability for indebtedness of an LLC is limited to the member’s actual capital contribution.

Accounting Estimates—The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Certain significant estimates made by management include oil and gas reserves, which affect the carrying value of oil and gas properties, evaluation for impairment of proved and unevaluated property costs and asset retirement obligations. Actual results could differ from those estimates and the differences could be material.

Management believes that it is reasonably possible that the estimates involved in the determination of proved oil and gas reserves could significantly change in the coming year. Total proved reserves are defined as those reserves which can be produced economically using current oil and gas prices. Accordingly, the estimated quantity of proved reserves and the annual amortization expense will likely change along with future price increases and decreases.

Furthermore, estimating reserves is not an exact science. Estimates can be expected to change as additional information becomes available. Estimates of oil and gas reserves are projections based on the interpretation of engineering data to determine future rates of production and the timing of development expenditures. The accuracy of any reserve estimate is a function of the quality of available data and the engineering and geological interpretation and judgment of the estimator. Accordingly, there can be no assurance that the reserves as estimated will ultimately be produced, nor can there be assurance that the proved undeveloped reserves as estimated will be developed within the period anticipated.

Cash and Cash Equivalents—Cash and cash equivalents include cash and all highly liquid investments with maturities, at the date of purchase, of three months or less. At times, the amount of cash and cash equivalents on deposit in financial institutions exceeds federally insured limits. Management monitors the soundness of the financial institutions and believes the Company’s risk is negligible.

Financial Instruments—The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value, unless otherwise stated, as of June 30, 2016 and December 31, 2015.

Oil and Gas Properties—The Company’s oil and gas properties consisted of the following as of June 30, 2016 and December 31, 2015:

	June 30, 2016	December 31, 2015
Mineral interest in properties:
Unproved	$61,921,232	$69,672,499
Proved	23,427,247	11,994,949
Wells and related equipment and facilities	123,351,480	76,262,218

	208,699,959	157,929,666

Accumulated depletion, depreciation and amortization	(44,430,593)	(35,376,280)

Oil and gas properties–net	$164,269,366	$122,553,386

The Company follows the successful efforts method of accounting for oil and natural gas producing activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have found proved reserves. If the Company determines that the wells do not find proved reserves, the costs are charged to expense. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties, are charged to expense as incurred. On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depletion and depreciation are eliminated from the property accounts, and the resulting gain or loss is recognized. On the sale of a partial unit of proved property, the amount received is treated as a reduction of the cost of the interest retained.

The Company records depletion, depreciation and amortization of capitalized costs of proved oil and gas properties using the unit-of-production method over estimated proved reserves using the unit conversion ratio of six million cubic feet of gas to one barrel of oil equivalent. Capitalized costs of proved mineral interests are depleted over total estimated proved reserves, and capitalized costs of wells and related equipment and facilities are depreciated over estimated proved developed reserves. Depletion, depreciation and amortization expense for oil and gas properties amounted to $6.7 million and $3.4 million for the six months ended June 30, 2016 and 2015, respectively.

Unproved oil and natural gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. No impairment of unproved properties was recorded during the six months ended June 30, 2016 and 2015 as the Company continues to extend its leases and complies with its lease terms through production and continuous development. The Company continued its horizontal drilling strategy in January 2016 and has completed seven economical wells in 2016. Management also evaluated several recent transactions in the West Texas area and believes the terms support its carrying value as of June 30, 2016.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Capitalized costs related to proved oil and natural gas properties, including wells and related equipment and facilities, are evaluated for impairment based on an analysis of undiscounted future net cash flows. If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then an impairment charge is recognized in the Statement of Operations equal to the difference between the carrying value proved properties and their estimated fair values based on the present value of the related future net cash flows. The Company recorded impairment of $2.3 million and $2.2 million on proved properties for six months ended June 30, 2016 and 2015, respectively.

Furniture, Fixtures, and Equipment—Furniture, fixtures, and equipment are recorded at cost less accumulated depreciation. Depreciation of the related assets is provided using the straight-line method over their respective estimated useful lives.

When assets are sold or retired, the applicable costs and accumulated depreciation are removed and any gain or loss is included in income. Maintenance and repairs are expensed as incurred. Major renewals and improvements are capitalized.

Investment in joint venture—The Company’s 50% interest in the Midstream Joint Venture (Note 2) is not consolidated in the Company’s consolidated financial statements because the structural and operational measures of the Amended and Restated Limited Liability Company of the Midstream Joint Venture dated January 9, 2015 (the “LLC Agreement”) prevent us from having power to direct the significant activities of Midstream Joint Venture. In accordance with accounting standards, we account for our investment in the Midstream Joint Venture under the equity method, as opposed to the cost method, based on the Company’s level of influence over its activities. There are no other investments accounted for under the equity or cost method.

The Company recognizes its share of the earnings and losses in the Midstream Joint Venture pursuant to terms of the LLC Agreement which provides for earnings and losses to be generally allocated based upon each member’s respective ownership interest in the Midstream Joint Venture. See Note 2 for a discussion of the Company’s investment in the Midstream Joint Venture.

The Company evaluates investments for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. Indicators that should be evaluated for possible impairment of investments include recurring operating losses of the investee or fair value measures that are less than carrying value. Any impairment recognition is based on fair value that is not reflective of temporary conditions. Fair value is determined primarily by discounted long-term cash flows, supported by available market valuations, if applicable. The Company has not incurred impairment to its investment in the Midstream Joint Venture as of June 30, 2016.

Asset Retirement Obligation—Asset retirement obligations (“ARO”) consist of future plugging and abandonment expenses on oil and gas properties. The Company records the estimated fair value of its ARO when the related wells are acquired or completed with a corresponding increase in the carrying amount of oil and gas. The liability is accreted to its present value each period. Management estimates the fair value of additions to the asset retirement obligation liability using a valuation technique that converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well based on management’s experience; (ii) estimated remaining life per well; and (iii) the Company’s credit-adjusted risk-free rate. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

The following is a summary of changes in the ARO during the six months ended June 30, 2016:

Balance–December 31, 2015	$1,052,235
Additions	221,377

Balance–June 30, 2016	$1,273,612

Revenue—The Company recognizes revenue for its production when the quantities are delivered to or collected by the respective purchaser. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices.

Lease Operating Costs—Lease operating costs, including pumpers’ salaries, saltwater disposal, ad valorem taxes, repairs and maintenance, expensed workovers and other operating expenses are expensed as incurred and included in lease operating costs on the consolidated statement of operations.

Concentration of Credit Risk— Substantially all accounts receivable result from the sales of oil and natural gas. This concentration of customers may impact the Company’s overall credit risk, as these entities may be similarly affected by changes in economic and other conditions. For six months ended 2016 and 2015, nearly all of the Company’s oil and natural sales were derived from two purchasers. These purchasers are based in the United States and engaged in the transportation, storage, and marketing of crude oil and other petroleum products. Management believes that the loss of these purchasers would not have a material adverse effect on the Company’s financial position or results of operations because there is an adequate number of potential other purchasers of its oil and gas production.

Income Taxes—The Company is subject to U.S. federal income tax reporting requirements along with state income tax reporting requirements in Texas. Because the Company is a limited liability company, the income or loss of the Company for federal income tax purposes is generally allocated to the members in accordance with the Company’s formation agreements, and it is the responsibility of the members to report their share of taxable income or loss on their separate income tax returns. Accordingly, no recognition has been given to federal income taxes in the accompanying financial statements. The Company is subject to Texas margin tax on its operations within the state of Texas, and such amount is included in income tax expense on the Company’s statement of operations. Based on management’s analysis, the Company did not have any uncertain tax positions as of June 30, 2016. No interest and penalties have been accrued or recorded. Currently, the tax year of 2013, 2014 and 2015 are open for reviews by the applicable taxing authorities.

The Company provides deferred income taxes using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates on the date of enactment.

Recently Issued Accounting Standards

The FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and industry-specific guidance in Subtopic 932-605, Extractive Activities – Oil and Gas – Revenue Recognition. This ASU provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing and uncertainty of revenues. This standard becomes effective for us beginning January 2019. The Company is evaluating the impact this ASU may have on our consolidated financial statements and related disclosures.

The FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. This ASU provides additional guidance to reporting entities in evaluating whether certain legal entities, such as limited partnerships, limited liability corporations and securitization structures, should be consolidated. The ASU reduces the number of existing consolidation models. This ASU is effective for us beginning January 2017. This ASU is not expected to have a material impact on us.

The FASB issued ASU 2015-03, Interest – Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs and ASU 2015-15, Interest – Imputation of Interest (Topic 835): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. These ASUs require debt issuance costs to be presented as a direct deduction from the carrying amount of that debt rather than as an asset. These ASUs are effective for us beginning January 2016. These ASUs did not have a material impact on our consolidated financial statements and related disclosures.

2.	MIDSTREAM JOINT VENTURE

On January 9, 2015, the Company closed commercial agreements between a newly formed, wholly owned subsidiary, Silver Hill Midstream, LLC and a third party (together, the “Members”) to form a joint venture with the purpose of constructing and operating midstream assets in Loving, Winkler, Ward, and Reeves Counties, Texas and Lea County, New Mexico (the “Midstream Joint Venture”).

Upon closing of the Midstream Joint Venture on January 9, 2015, the Company contributed $3.6 million in cash and assets with attributable value of $0.2 million and the other Member contributed midstream assets with an attributable value of $3.3 million and cash of $0.5 million (the “Initial Contribution”) to initiate the capitalization of the Midstream Joint Venture as prescribed in the Investment Agreement dated as of January 9, 2015 (the “Investment Agreement”). During the six months ended June 30, 2016 the Company’s total cash contribution to the Midstream Joint Venture was $17.5 million. The Company recognized its 50% share of equity earnings in the Midstream Joint Ventures of $0.5 million and did not receive any dividends for the six months ended June 30, 2016. The Company does not have a difference between the carrying value of its investments and the Company’s underlying equity in the net assets of the Midstream Joint Venture.

The Company has concluded that the Midstream Joint Venture is a joint venture as it’s a separate and specific business and provides an arrangement under which the Members may participate, directly or indirectly, in the overall management and share equally in the risks and rewards of the joint venture. The Members each have joint control and neither has unilateral control over the power to direct the significant activities and neither of the Midstream Joint Venture. Each Member has two voting board seats, providing joint and equal control of the decisions of the Midstream Joint Venture. The Members are required to approve business plans, annual budgets and revisions, as well as changes in board members and officers of the Midstream Joint Venture.

The Company accounts for its investments in the Midstream Joint Venture under the equity method of accounting since it has significant influence and not control over the operating and financing decisions of the Midstream Joint Venture. The Company measures its investments initially at cost and then recognizes its share of the earnings or losses as reported in the financial statements of the Midstream Joint Venture which is included in the determination of the Company’s net income adjusted for any intra-entity profits and losses.

The summarized balance sheet as of June 30, 2016 and December 31, 2015 and statement of operations for the six months ended June 30, 2016 and twelve months ended December 31, 2015 of the Midstream Joint Venture is as follows:

	June 30, 2016	December 31, 2015

Balance sheet
Assets
Current assets	$3,465,196	$5,737,846
Non-current assets	109,097,550	71,756,923

Total assets	112,562,746	77,494,769

Liabilities
Current liabilities	2,877,007	3,270,769
Non-current liabilities	446,885	446,885

Total liabilities	3,323,892	3,717,654

Members’ Equity	109,238,854	73,777,115

Total liabilities and members’ equity	112,562,746	77,494,769

Statement of operations
Revenues	5,477,063	1,848,119
Expenses	(5,015,324)	(2,819,687)

Net income (loss)	$461,739	$(971,568)

3.	LONG-TERM DEBT

On July 10, 2015, the Company entered into a new $250.0 million Revolving Credit Agreement (“RBL”) with Wells Fargo Bank. The reserve-based facility features a borrowing base equal to the greater of a fixed amount of $17.5 million or a variable amount based upon the value of the Company’s oil and gas reserves as assessed by Wells Fargo Bank. The assessment of the Company’s oil and gas reserves is redetermined biannually in April and October. The RBL has a scheduled maturity date of July 10, 2020. The RBL has a variable annual interest rate based on the Company’s option, either the London InterBank Offered Rate (“LIBOR”) plus an applicable margin (Eurodollar rate) or the base rate (as defined in the Agreement) plus an applicable margin. In addition, a commitment fee between 0.375% and 0.5% per annum is charged on the unutilized balance of the committed borrowings. Debt issuance costs of incurred totaled $0.3 million at June 30, 2016. The terms of the RBL contains representations, warranties, covenants and events of default that are customary for investment-grade, commercial bank credit agreements.

In October 2015, Wells Fargo Bank redetermined the Company’s borrowing based under the RBL and increased the variable amount to $29 million. For the year ended December 31, 2015, the Company had drawn $25 million in borrowings under the RBL.

In May 2016, Wells Fargo Bank redetermined the Company’s borrowing based under the RBL and increased the variable amount to $50 million. For the six months ended June 30, 2016, the Company had drawn $39 million in borrowings under the RBL.

4.	MEMBERS’ CAPITAL

The LLC agreement dated September 6, 2012 governs the Company’s ownership. Capital contributions from Members during the six months ended June 30, 2016 and years ended December 31, 2015 and 2014 were used to fund the Company’s ongoing operating and investing activities.

Net income or loss and distributions are allocated among the members as follows:

•	First to the Series A and Series B unit holders until such time as they have received distributions equal to a 8% per annum hurdle rate compounded quarterly, pro-rata, in accordance with their respective capital;

•	Subsequent to the hurdle rate return, net income or loss and distributions shall continue to be allocated in accordance with the respective capital contribution percentages until such time as unrecovered capital has been distributed, pro-rata, in accordance with their respective capital contribution percentages;

•	Subsequent to the aforementioned returns, and prior to such time that net income or loss and distributions allocated to the Series A unit holders are equal in the aggregate to the greater of 200% return-on-investment and 20% discounted annual percentage rate of return, net income or loss and distributions shall be allocated to Series A unit holders at 79.42% with remaining amount allocated to Series B unit holders;

•	Lastly, once the condition above has occurred, net income or loss and distributions shall be allocated based on the secondary sharing percentage, with 71.47% allocated to Series A unit holders and the remaining amount allocated to Series B unit holders.

5.	COMMITMENTS AND CONTINGENCIES

The Company leases office space under non-cancellable operating leases. Total rental expense was $106,352 and $126,078 for the six months ended June 30, 2016 and 2015, respectively. The future minimum rental commitments as of June 30, 2016 are as follows:

Year Ending December 31

2016 (six months ending)	$96,853
2017	206,625
2018	121,695

Total	$425,173

We are party to various legal actions arising in the normal course of business. Management believes the disposition of these outstanding legal actions will not have a material impact on our financial condition, results of operations or cash flows.

6.	RISK MANAGEMENT ACTIVITIES

The Company engages in price risk management activities from time to time. These activities are intended to manage the Company’s exposure to fluctuations in commodity prices for crude oil and natural gas. The Company utilized financial commodity derivative instruments including swaps and collars, as a means to manage this price risk.

The Company elected not to designate any of its financial commodity derivative contracts as accounting hedges and, accordingly, accounted for these financial commodity derivative contracts using the mark-to-market accounting method. During 2016, the Company recognized unrealized losses on the mark-to-market of financial commodity derivative contracts of $3.6 million and realized gains of $0.7 million on cash settled commodity derivative contracts.

US GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurement).

The three levels of fair value hierarchy are as follows:

•	Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.

•	Level 2 — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

•	Level 3 — Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table provided fair value measurement information within the fair value hierarchy for certain of the Company’s financial assets carried at fair value on a recurring basis at June 30, 2016. Amounts shown in thousands.

Fair Value Measurements
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

As of June 30, 2016
Financial liabilities
Crude oil collars	—	$(395)	—	$(395)
Crude oil Swaps	—	$(720)	—	$(720)

The estimated fair value of crude oil derivative contracts was based upon forward commodity price curves based on quoted market prices.

The following summarizing our commodity derivative positions as of June 30, 2016:

SWAPS

Production Year	Annual Volumes (barrels)	Swap Price WTI (NYMEX)
2016	138,131	$47.50

2017	176,557	$49.16

2018	68,620	$56.29

COLLARS

Production Year	Annual Volumes (barrels)	Put Price WTI (NYMEX)	Call Price WTI (NYMEX)
2016	94,172	$36.54	$54.48

2017	135,950	$36.71	$54.59

Nonrecurring Fair Value Measurements—Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis (e.g., oil and natural gas properties) and are subject to fair value adjustments under certain circumstances. The inputs used to determine such fair value are primarily based upon internally developed cash flow models and are classified within Level 3.

During the six months ended June 30, 2016 and 2015, using a discounted cash flow valuation technique, we adjusted the carrying value of certain oil and natural gas properties and recorded impairment charges of $2.3 million and $2.2 million respectively. The impairment charges primarily resulted from a decline in oil and natural gas prices and to a much lesser extent to minor changes in management’s assumptions, based on an extensive review of operating results, production history, price realizations and costs.

7.	RELATED PARTIES

The Company paid $1.3 million and $0.2 million to a related party for lease operating work performed by that related party during the six months ended June 30, 2016 and 2015 of which none was included in accounts payable as of June 30, 2016.

On February 26, 2016 Silver Hill Energy Partners, LLC entered into a Management Services Agreement with Silver Hill Energy Partners II, LLC to provide certain operational and general and administrative services with respect to Silver Hill Energy Partners II, LLC’s Delaware Basin assets.

8.	SUBSEQUENT EVENTS

On August 8, 2016 Wells Fargo Bank redetermined the Company’s borrowing based under the RBL and increased the variable amount to $80 million.

On August 8, 2016 the Company contributed cash to the Midstream Joint Venture in the amount of $10 million further develop and buildout the midstream footprint in the area.

Subsequent events have been assessed through October 12, 2016, the date this report was available for issuance.

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